Filed pursuant to Rule 433

Registration Statement No. 333-142116

Relating to Preliminary Prospectus Supplement

dated January 3, 2012

FEDERATIVE REPUBLIC OF BRAZIL—FINAL PRICING TERMS

Issuer	Federative Republic of Brazil

Transaction	Re-opening of 4.875% Global Bonds due 2021

Ratings*	Baa2/BBB/BBB (Positive / Stable / Stable)

Distribution	SEC Registered

Amount Issued	US$75,000,000 (brings total size to US$2,987,500,000)

Gross Proceeds	US$83,247,750 (not including accrued interest)

Coupon	4.875% 30/360-day count basis

Maturity	January 22, 2021

Offering Price	110.997% (plus accrued interest totaling US$1,665,625 or US$22.208 per US$1,000 principal amount of global bonds, from July 22, 2011 to, but not including, January 6, 2012)

Yield to Maturity	3.449%

Reference Benchmark Bond	UST 2.00% due November 15, 2021

Benchmark Yield	1.949%

Reoffer Spread	+150 bps

Underwriting Fee	0.25%

Denominations (Min / Increment)	US$100,000/US$1,000

Interest Payment Dates	January 22 and July 22

First Interest Payment Date	January 22, 2012

Optional Redemption	The global bonds may be redeemed at the option of Brazil in whole or in part by paying a redemption price equal to the principal amount of the global bonds plus a Make-Whole Amount at the Treasury Rate plus 25 basis points plus accrued interest on the principal amount of the global bonds to the date of redemption.

Pricing Date	January 4, 2012 (Hong Kong time)

Settlement Date	January 6, 2012 (T+2)

CUSIP / ISIN	105756BS8 / US105756BS83

Listing	Euro MTF Market Luxembourg

Joint Bookrunners	BNP Paribas Securities Corp. Itau BBA USA Securities, Inc.

Co-manager**	BB Securities Limited

Underwriting Commitments	BNP Paribas Securities Corp.: US$37,125,000 Itau BBA USA Securities, Inc.: US$37,125,000 BB Securities Limited.: US$750,000

A preliminary prospectus supplement of Brazil accompanies the free-writing prospectus and is available from the SEC’s website at:

http://www.sec.gov/Archives/edgar/data/205317/000119312512000281/d276237d424b5.htm

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it from your sales representative at BNP Paribas Securities Corp, calling toll-free 1-800-854-5674 or at Itau BBA USA Securities, Inc., calling +1 888 770 4828.

* A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

**BB Securities Limited is not a broker-dealer registered with the SEC and therefore may not make sales of any global bonds in the United States or to U.S. persons except in compliance with applicable U.S. laws and regulations. To the extent that BB Securities Limited intends to effect sales of the global bonds in the United States, BB Securities Limited will do so only through Banco do Brasil Securities LLC, its selling agent, or one or more U.S. registered broker-dealers or otherwise as permitted by applicable U.S. law.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or other notice was automatically generated as a result of this communication being sent via Bloomberg or another email system.